Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Nine Months Ended		Six Months Ended		Nine Months Ended
	June 30, 2012		March 31, 2012		July 2, 2011
Operating income	$76,810		$49,530		$79,144
	÷	3	÷	2	÷	3
	25,603		24,765		26,381
	x	4	x	4	x	4
Annualized operating income	102,413		99,060		105,524
Tax rate	9%		10%		3%
Tax impact	-	9,217	-	9,906	-	3,166
Operating income (tax effected)	$93,196		$89,154		$102,358

Average invested capital	$623,320		$619,311		$633,408
ROIC	15.0%		14.4%		16.2%

	June 30, 2012	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$638,573	$615,296	$581,811	$558,882
Plus:
Debt—current	13,838	17,518	17,446	17,350
Debt—non-current	260,843	261,542	265,941	270,292
Less:
Cash and cash equivalents	(277,909)	(257,754)	(248,284)	(242,107)
	$635,345	$636,602	$616,914	$604,417

Fiscal 2012 third quarter average invested capital (June 30, 2012, March 31, 2012, December 31, 2011, October 1, 2011) was $623,320
Fiscal 2012 second quarter average invested capital (March 31, 2012, December 31, 2011, October 1, 2011) was $619,311

	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$572,657	$630,403	$680,474	$651,855
Plus:
Debt—current	17,191	17,119	17,052	17,409
Debt—non-current	274,677	103,961	108,220	112,466
Less:
Cash and cash equivalents	(208,729)	(123,381)	(149,498)	(188,244)
	$655,796	$628,102	$656,248	$593,486

Fiscal 2011 third quarter average invested capital (July 2, 2011, April 2, 2011, January 1, 2011, October 2, 2010) was $633,408